UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

California	384024589

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2425 Olympic Blvd. #4000W, Santa Monica, CA	90404

(Address of principal executive offices)	(Zip Code)

424-252-4251

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report on Form 1-K (the “Annual Report”), the terms “Olive Tree People”, “our”, “we”, “us”, and the “Company” refer to Olive Tree People Inc. Additionally, these references may encompass the Company’s wholly-owned operating subsidiary, Oliveda Deutschland GmbH, on a consolidated basis.

THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

The market data and certain other statistical information used throughout this report are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this report, and we believe that these sources are reliable. We have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this report, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors. Some data are also based on our good faith estimates.

Item 1.	Business

Overview

Olive Tree People Inc. is a Los Angeles-based wholly-owned subsidiary of Oliveda International, Inc., a leading international holistic health and cosmetics company centered around creating products derived from the olive tree. Olive Tree People Inc. owns 100% of Oliveda Deutschland GmbH – a German limited liability company with over 20 years’ experience in manufacturing and distributing cosmetic and holistic products whose operations the Company’s management directs from the Company’s headquarters in Los Angeles. Under the brand name Oliveda, the Company sells a complete line of face, body, and hair products, as well as “inside” products – supplements and other products that are meant to be consumed for holistic health benefits. The Company’s mission is to revolutionize the skin care and holistic beauty industry with its olive tree-inspired products, utilizing environmentally safe and eco-friendly business practices to help heal people and the earth at the same time.

Operating out of Los Angeles, Olive Tree People intends to help increase the Oliveda-brand presence in the United States. Olive Tree People began its U.S. operations in 2019, with the aim of opening an Oliveda store in Los Angeles by end of 2022. Due to the COVID-19 pandemic, however, the planned opening of the first U.S. Oliveda store in Los Angeles had to be postponed. Instead, Olive Tree People focused on product development, developing approximately 35 new product formulations for Oliveda products since it began its operations in 2019 in the United States and hiring employees in the United States. By 2022, our recognition was expanding in the United States, with the Company receiving unpaid promotion from numerous social media influencers. To capitalize on this momentum, we intend to open our first store on Abbot Kinney (Venice) in Los Angeles by the end of 2022 and intend to attract large retailers with which to place our products.

As of the date of this Annual Report, all of the Company’s operations are conducted through Oliveda Deutschland GmbH, the Company’s wholly-owned operating subsidiary. As such, references to the “Company” herein refer to the Company and Oliveda Deutschland GmbH on a consolidated basis, unless otherwise noted.

Organizational History

Oliveda Deutschland GmbH was founded by Thomas Lommel in 2003. Olive Tree People Inc. was subsequently formed on May 18, 2015 by Thomas Lommel, and was owned 100% by Mr. Lommel. In May 2016, pursuant to a transaction that was effected under the laws of Dusseldorf, Germany, Olive Tree People Inc. acquired 100% of Oliveda Deutschland GmbH. On or around March 31, 2017, Thomas Lommel transferred his 100% ownership (represented by 1,000,000 common shares) of Olive Tree People Inc. to Oliveda International, Inc. in exchange for 100,000,000 shares of Common Stock of Oliveda International, Inc. As a result of this exchange, Olive Tree People became a wholly-owned subsidiary of Oliveda International, Inc.

Oliveda International, Inc. was incorporated in the state of Iowa on May 5, 1987 as Heritage Media Corp and re-domiciled in Nevada on March 17, 1996. Heritage Media changed its name to Oliveda International, Inc. on February 27, 2017.

On March 31, 2017, Oliveda International (Nevada) completed a merger transaction with Oliveda International, Inc., a Colorado company, and issued 100,000,000 shares of its common stock in exchange for assets acquired from Oliveda International,

Inc. (Colorado), a company controlled by Thomas Lommel. The transaction was accounted for as a “reverse merger” for accounting and reporting purposes with Oliveda International, Inc. (Nevada) electing to become the successor issuer. Shares of Oliveda International currently trade on the OTC Pink Tier of OTC Markets under the symbol “OLVI”.

Olive Tree People Inc. is a California corporation, and was incorporated on May 18, 2015. On May 27, 2021, the Company amended its articles of incorporation in the State of California to change its name from “Oliveda Group, Inc.” to “Olive Tree People Inc.”.

As with the Company, Oliveda International’s operations are conducted through Oliveda Deutschland GmbH, the Company’s wholly-owned operating subsidiary.

1

Our Products

Oliveda has numerous products that fall into four basic categories: Face, Body, Hair, and Inside.

•	Face: facial washes, serums, eye care products, and facial oils.

•	Body: washes, body oils, hand and foot care, and bathing products.

•	Hair: shampoos and conditioners.

•	Inside: extra virgin olive oil, elixirs, shots, mouth oil cures, Orac and Camu Camu concentrate, Tea Olive Matcha, and others.

In September 2019, the Company introduced a new brand, “LA Dope”, which combines Cannabidol (CBD) and olive tree extracts to make various cosmetic and holistic health products. Currently, there are six individual products under the LA Dope product line, including elixirs, face creams, and body oils.

Some of our best-selling items to date include:

•	“F06 Cell Active Face Serum” – a highly concentrated Facial Serum that strengthens, tightens, repairs, and regenerates stressed and dehydrated skin through its high concentration of anti-aging power.
•	“I66 The Beauty Fountain” – a “beauty drink” that contains the highly effective antioxidant Hydroxytyrosol, with bioactive collagen peptides to create an active ingredient complex that “changes wrinkles into glow!”
•	”F07 Anti-Aging Face Cream” - a light day cream refreshes and plumps up tired skin.
•	“F09 Anti-Wrinkle Eye Cream” – moisturizes the delicate eye area, tightens it and reduces lines and small wrinkles.
•	“F63 Cell Active Face Oil Serum” – drenches the skin with youthful freshness and gives the cells new energy.
•	“F38 Purifying Cleansing Gel” – gently foaming, thoroughly cleansing facial cleansing gel for morning and evening.
•	”F75 Lip Balm” - Green Olive Tree Lip Therapy creates visibly beautiful lips in an instant.

Planned Products

The Company expects to continue to roll out new products for skin, hair, body and internal use under each of its brands, including new CBD products under the LA Dope brand. Five new Oliveda products are expected to be introduced in 2022.

Our Brands

Oliveda. The core brand of our Company, Oliveda is a product line utilizing ancient recipes from the Mediterranean to create healing and beautifying products containing the essence and power of the olive tree.

LA Dope. The brand LA Dope is the Company’s first foray into CBD products for beauty, cosmetics, and wellness. Products under LA Dope combine the essence and power of both the olive tree and CBD using a patented high-tech process that transmits the vibration frequency of the cannabis plants into our products without harming the plant. LA Dope currently accounts for a small amount of the Company’s sales (less than 3% for the year ended December 31, 2021) and is not expected to significant source of revenue in the future for the Company – however, the Company believes in the utility of CBD products, and also believes these products compliments its Oliveda products, and therefore intends to continue supporting the brand.

2

Distribution

We strive to sell our products primarily through distribution channels that align with the quality and image of our brands. These channels consist primarily of upscale department stores, specialty multi-brand retailers, upscale perfumeries and pharmacies and prestige salons and spas. In addition, our products are sold in freestanding stores that are operated either by us or by authorized third parties, through our own and third-party operated e-commerce websites and websites of our authorized retailers. As is customary in the cosmetics industry, our practice is to accept returns of our products from retailers if properly requested and approved.

As part of our strategy, we have selectively opened “Flagship” stores in Berlin and Dusseldorf, which are stores that are dedicated solely to the Company’s products. We expect to continue to open Flagship stores in new locations. In addition, we have established Oliveda “Counters” in well-known German department stores, such as Galeria Kaufhof and Douglas, which are specific areas of the department store dedicated to showcasing and selling Oliveda products.

The vast majority of our product sales to date have been in Europe. We currently sell products directly to consumers online through our owned and operated e-commerce site in approximately 195 countries, with Germany, Switzerland, and Austria currently comprising our three biggest markets. While today a majority of our online sales are generated in Europe we believe there is ample opportunity for expansion of online sales growth globally, especially in the United States, which we plan to target for further expansion using the proceeds from the Regulation A Offering. As of the date of this Annual Report, we now work with over 300 influencers in the United States, and plan to significantly increase this number by December 2022. Beginning in June 2022, we hope to start to attract larger retailers that are interested in placing our products in their stores. Such retailers that we hope to partner with include Sephora, ULTA, and Whole Foods, which we believe complement the products and brands we have cultivated. We also intend to open our first store in Los Angeles at the end of 2022. We believe that these efforts will help to grow our sales in the United States – although there is no guarantee we will be successful in these efforts.

Starting in 2021, the Company’s worldwide Amazon (and other affiliate) sales have been managed from the United States, as well as the Company’s online shop, olivetreepeople.com and Facebook ad accounts. We currently employ 3 people in the United States and 38 in Europe with the aim of increasing the number of employees in the United States to 11 by the end of 2022 in order to carry out development and production control from the United States for all Oliveda products.

We maintain dedicated sales teams that manage our retail accounts.

Industry Overview

Beauty

In early 2020, the global beauty industry was valued by industry analysts at approximately $500 billion and is projected to grow from 5%-7% CAGR to reach about $800 billion by 2025. The leading markets are the United States, Asia and Europe, with Asia possessing the fastest and largest potential future growth. Even in times economic slowdown, beauty has shown to be resilient because consumers hold tightly to their personal care luxuries that give them an emotional lift in difficult times.

Sectors within the industry that the Company serves include skin care (face and body), hair care, fingernail care as well as organic and holistic health categories.

3

The beauty industry is currently transforming, with many consumers moving away from cosmetics giants and legacy brands in favor of smaller, emerging, independent brands, which can respond more nimbly to market shifts, offer highly personable services, and offer exciting consumer experience that simply cannot be matched by traditional beauty brands. Social media marketing has enabled indie beauty labels to better compete with brands that long dominated retail store space, and Direct-to-Consumer (DTC) sales have increased dramatically. In the United States alone, it is estimated that one in three dollars spent on beauty products today is spent online.

CBD Products

The market for products based on extracts of hemp and cannabis, is expected to grow substantially over the coming years. Arcview Market Research and BDS Analytics are forecasting the combined market to reach nearly $45 billion within the United States in the year 2024. While much of this market is expected to be comprised of high potency THC-based products that will be sold in licensed dispensaries, the research firms are still predicting the market to grow to $5.3 billion, $12.6 billion, and $2.2 billion by 2024 for the product areas of low THC cannabinoids, THC-free Cannabinoids and pharmaceutical cannabinoids, respectively.

Market

While we believe Oliveda products can and should be used by people of all genders and ages, our core demographic is females, aged 20 to 60.

Marketing

We market our products primarily via retail digital online ads, social media, magazines and newspapers, and direct email. In addition, we seek editorial coverage for our brands and products in digital and social media and print, to drive influencer amplification.

We are increasing our brand awareness and sales through our strategic emphasis on technology, by continuing to elevate our digital presence encompassing e-commerce, as well as digital, social media and influencer marketing.

We also engage in promotional activities, in-store displays, and online navigation are designed to attract new consumers, build demand and loyalty and introduce existing consumers to other product offerings of the Company.

Sampling is a key promotional activity as well, and we often provide samples to stores, prospective customers, and others in order to increase our brand awareness and drive traffic to our physical and online retail locations.

In the United States specifically, the primary marketing efforts of Olive Tree People will be focused on influencer marketing. Olive Tree People provides influencers with free Oliveda products in exchange for promotion by the influencer on social media sites (such as Instagram and TikTok). Influencers are also provided special links through which their followers can purchase our products, and Oliveda pays a commission to these influencers on each purchase made by the influencer’s followers using this link, ranging from 10% to 20% of the sales price. We also plan to market our products via our planned store location in Los Angeles to be opened at the end of 2022, which we believe will help to further establish the Oliveda brand in Los Angeles, which the Company believes is a tastemaker for other parts of the United States, and, if the Company is successful there, the Company believes it will lead to results in other part of the United States

Customers

Our strategy is to build strong relationships with selected retailers globally, as well as with our consumers directly through freestanding stores and online sales.

4

Manufacturing, Warehousing and Raw Materials

We do not manufacture any of our products, and rely on third-party manufacturers for production of our product lines. We continue to streamline our manufacturing processes and identify sourcing opportunities to improve innovation, increase efficiencies, minimize our impact on the environment and reduce costs. The manufacturing facilities that we contract with are modern, and our manufacturing processes are substantially automated. While we believe that our network of manufacturing facilities and third-party manufacturers is sufficient to meet current and reasonably anticipated manufacturing requirements, we continue to identify opportunities to make significant improvements in capacity, technology, productivity and align our manufacturing with regional sales demand. Currently, the majority of our products are manufactured in Germany. The Company intends to continue to manufacture its products in Germany for the foreseeable future, but it believes it could also manufacture its products in the United States.

We have established a global distribution network run by third-party providers designed to meet the changing demands of our customers while maintaining service levels. We are continuously evaluating and adjusting this physical distribution network. As of the date of this Annual Report, our distribution network is primarily centered around Europe, but we do have distribution in the United States as well.

The principal raw materials used in the manufacture of our products are essential oils, alcohols and specialty chemicals. We also purchase packaging components that are manufactured to our design specifications. Procurement of materials for all manufacturing facilities is generally made by the manufacturers we utilize to produce our products. Some of our products rely on a single or limited number of suppliers; however, we believe that our manufacturers’ portfolios of suppliers have adequate resources and facilities to overcome most unforeseen interruptions of supply. In the past, our manufacturers have been able to obtain an adequate supply of essential raw materials and we currently have no reason to believe there will not continue to be adequate sources of supply for virtually all components of our products.

We have no supply contracts for raw materials with suppliers, and rely solely on purchase orders with the suppliers we utilize for our products.

We are continually benchmarking the performance of our supply chain and will change suppliers and adjust our distribution networks and manufacturing footprint based upon the changing needs of the business. As we integrate acquired brands, we continually seek new ways to leverage our production and sourcing capabilities to improve our overall supply chain performance.

Competition

There is vigorous competition within each market where our cosmetic and holistic products are sold. Brand recognition, quality, performance, availability and price are some of the factors that impact consumers’ choices among competing products and brands. Advertising, promotion, social media activities, merchandising, the pace and timing of new product introductions, line extensions and the quality of in-store demonstrations also have a significant impact on consumers’ buying decisions.

We compete against a number of companies, some of which have substantially greater resources than we do. Our principal competitors consist of large, well-known, multinational manufacturers and marketers of skin care, makeup, fragrance and hair care products, most of which market and sell their products under multiple brand names. They include, among others, L’Oreal S.A.; Shiseido Company, Ltd.; Beiersdorf AG; LVMH Moët Hennessey Louis Vuitton; Coty, Inc.; The Procter & Gamble Company; Avon Products, Inc.; Chanel S.A.; Groupe Clarins; and Amorepacific. We also face competition from a number of smaller, independent brands, such as Glossier, Drunk Elephant, Lord Jones, Elemis and Dr. Jart.

Intellectual Property

“Oliveda” is a registered trademark in the United States. The trademark is registered to Thomas Lommel, our Chief Executive Officer and Founder, who allows the Oliveda International to use the trademark. Pursuant to a license agreement executed in 2020 between Oliveda International, Inc. and Oliveda Deutschland GmbH (the “Oliveda Trademark License Agreement”), Oliveda International has granted Oliveda Deutschland GmbH the right to use the Oliveda trademark. The Oliveda Trademark License Agreement has a term of 5 years, pursuant to which the Oliveda Deutschland GmbH pays Oliveda International, Inc. an annual license fee of 600,000 Euros. “LA Dope” is also a registered trademark in Germany, registered again to Thomas Lommel. Pursuant to a license agreement executed in 2020 between Oliveda International, Inc. and Oliveda Deutschland GmbH (the “LA Dope Trademark License Agreement”), Oliveda International has granted Oliveda Deutschland GmbH the right to use the Oliveda trademark. The Oliveda Trademark License Agreement has a term of 5 years, pursuant to which the Oliveda Deutschland GmbH pays Oliveda International, Inc. an annual license fee of 580,000 Euros. Each of these agreements give Oliveda Deutschland GmbH the right to use these trademarks in Europe, North America, South America, and Asia.

5

Employees

The Company currently has 3 full-time employees based in the United States. The Company’s wholly-owned subsidiary, Oliveda GmbH has 38 employees, all based in Europe.

Government Regulation

We and our products are subject to regulation by the Food and Drug Administration in the United States, as well as by various other federal, state, local and international regulatory authorities and the regulatory authorities in the countries in which our products are produced or sold. Such regulations principally relate to the ingredients, manufacturing, labeling, packaging, marketing, advertising, shipment, disposal and safety of our products. We believe that we are in substantial compliance with such regulations, as well as with applicable federal, state, local and international and other countries’ rules and regulations governing the discharge of materials hazardous to the environment or that relate to climate change. There are no significant capital expenditures for environmental control or climate change matters either planned in the current year or expected in the near future.

The Company has registered with the FDA's Voluntary Cosmetic Registration Program (VCRP) - a reporting system for use by manufacturers, packers, and distributors of cosmetic products that are in commercial distribution in the United States. (Registration No. 1008343). The VCRP assists FDA in carrying out its responsibility to regulate cosmetics marketed in the United States. Because product filings and establishment registrations are not mandatory, voluntary submissions provide FDA with the best estimate of information available about cosmetic products and ingredients, their frequency of use, and businesses engaged in their manufacture and distribution.

Seasonality

Our results of operations in total, by region and by product category, are subject to seasonal fluctuations, with net sales in the first half of the fiscal year typically being slightly higher than in the second half of the fiscal year. The higher net sales in the first half of the fiscal year are attributable to the increased levels of purchasing by retailers for the holiday selling season.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company (and its wholly-owned subsidiary, Oliveda GmbH) is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

The Company leases office space at 2425 Olympic Blvd. #4000W, Santa Monica, CA 90404 on a month-to-month, which serves as its headquarters. The Company also has leases for its flagship stores in Berlin and Dusseldorf, Germany.

We believe that our existing facilities are suitable and adequate to meet our current business requirements.

6

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included under Item 7 of this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Olive Tree People Inc. is a Los Angeles-based wholly-owned subsidiary of Oliveda International, Inc., a leading international holistic health and cosmetics company centered around creating products derived from the olive tree. Olive Tree People Inc. owns 100% of Oliveda Deutschland GmbH – a German limited liability company with over 20 years’ experience in manufacturing and distributing cosmetic and holistic products whose operations the Company’s management directs from the Company’s headquarters in Los Angeles. Under the brand name Oliveda, the Company sells a complete line of face, body, and hair products, as well as “inside” products – supplements and other products that are meant to be consumed for holistic health benefits. The Company’s mission is to revolutionize the skin care and holistic beauty industry with its olive tree-inspired products, utilizing environmentally safe and eco-friendly business practices to help heal people and the earth at the same time.

Operating out of Los Angeles, Olive Tree People intends to help increase the Oliveda-brand presence in the United States. Olive Tree People began its U.S. operations in 2019, with the aim of opening an Oliveda store in Los Angeles by April 2020. Due to the COVID-19 pandemic, however, the planned opening of the first U.S. Oliveda store in Los Angeles had to be postponed. Instead, Olive Tree People focused on product development, developing approximately 35 new product formulations for Oliveda products since it began its operations in 2019 in the United States and hiring employees in the US. By 2022, our recognition was expanding in the United States, with the Company receiving unpaid promotion from numerous social media influencers. To capitalize on this momentum, we intend to open our first store on Abbot Kinney (Venice) in Los Angeles by the end of 2022 and intend to attract large retailers with which to place our products.

Olive Tree People Inc. is a California corporation, and was incorporated on May 18, 2015.

Basis of Presentation

The consolidated financial statements include the accounts of Olive Tree People Inc. and its wholly owned operating subsidiary, Oliveda Deutschland GmbH. All material intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition. Revenue is recognized when the product is shipped, and the Company completed its obligation. The amounts received prior to recognition are recorded as a deferred revenue.

Cost of Goods Sold. Cost of sales includes the cost of purchased merchandise, including freight, duty, and nonrefundable taxes incurred in delivering our goods. It also includes all costs incurred in operating our production, design, distribution, and merchandise departments, and inventory provision expense. The primary drivers of the costs of individual products are the costs of raw materials and labor in the countries where we source our merchandise.

Foreign Currency Translation. The Company’s functional currency is United States Dollars and financial statement presentation is in United States Dollars. The Company's principal operations are located in Germany at its operating subsidiary Oliveda Deutschland GmbH and the primary currency used is the Euro. Accordingly, the consolidated financial statements are first prepared in using Euros and then converted to US Dollars for reporting purposes, with the average conversion rate between January and December being used for income statement purposes and the closing exchange rate as of December 31 applied to the balance sheet. Differences resulting from the fluctuations in the exchange rates are recorded as a gain or loss on foreign currency translation as part of Other Comprehensive Income (Loss) and the cumulative effect of such fluctuations are included in the equity section of the balance sheet. The translation from the subsidiary’s functional currency to United States Dollars for financial statement presentation resulted in a foreign currency translation gain or (loss) of $3,357 and $131,401 for the years ended December 31, 2021 and 2020, respectively.

7

Results of Operations

Year ended December 31, 2021 Compared to Year ended December 31, 2020

Revenues. The Company’s revenues for the year ended December 31, 2021 were $9,212,808 compared to $7,150,708 for the year ended December 31, 2020 – an increase of 29%. This increase in revenue was primarily the result of an increase in product sales, which we believe was the result of a significantly greater advertising spend (on social media in particular) in 2021 versus 2020. Another factor for this increase in revenue was the referral of new customers from existing customers. In connection with this increase in revenues, the Company realized gross profits of $7,899,535 for the year ended December 31, 2021, compared to $5,666,696 for the year ended December 31, 2020.

Operating Expenses. The Company’s operating expenses for the year ended December 31, 2021 were $7,594,148 compared to $7,021,393 for the year ended December 31, 2020. The biggest component of operating expenses for the fiscal year ended December 31, 2021, was general and administrative expenses, which were $2,650,424 for the fiscal year ended December 31, 2021, compared to $2,903,769 for the fiscal year ended December 31, 2020. General and administrative expenses were primarily comprised of license fees payable to Oliveda Group pursuant to the Oliveda Trademark License Agreement and LA Dope Trademark License Agreement described under Item 1 of this Annual Report. The second biggest component of operating expenses in 2021 were office expenses, which were $1,580 for the fiscal year ended December 31, 2021, compared to $1,862,295 for the fiscal year ended December 31, 2020. Components of office expenses included, but were not limited to, shipping and logistical costs, costs associated with our online operations, and sales commissions to influencers that sell our products. The third biggest increase in operating expenses for the fiscal year ended December 31, 2021 was advertising expenses, which were $1,369,432 for the fiscal year ended December 31, 2021 compared to $387,315 for the fiscal year ended December 31, 2020. This significant increase was the result of advertising on social media platforms (e.g. Instagram, Facebook) and paying influencers with high engagement rates to advertise our products on their social media platforms.

Net Income. The Company realized a net gain of $305,387 for the year ended December 31, 2021 compared to net loss of $1,354,697 for the year ended December 31, 2020.

Liquidity and Capital Resources

As of the date of this Annual Report, the Company is generating revenues from operations. As of December 31, 2021, the Company had cash and cash equivalents of $160,776. During the next twelve months, the Company intends to fund its operations with funding from revenues from its operations and from the proceeds in the Regulation A Offering (as detailed below).

During the years ended December 31, 2021 and 2020, the Company had $3,064,113 and $319,103, respectively, in receivables from third parties recorded under accounts receivable in the balance sheets. The amount recorded was due to the issuance date of the invoices of December 31, 2021, which are still outstanding as of the date of this Annual Report.

On July 28, 2021, the Company commenced an offering pursuant to Regulation A of the Securities Act of 1933, as amended (the “Regulation A Offering”), qualifying the offer and sale of up to 12,000,000 shares of Common Stock of the Company at $1.25 per share, for a total maximum offering of $15,000,000. As of the date of this Annual Report, the Company has not held a closing and has not received any proceeds in the Regulation A Offering.

The Company is not reliant on the proceeds from the Regulation A Offering to continue its operations. The Company does not believe it will need any proceeds from the Regulation A Offering to meet its short-term liquidity requirements over the next twelve months, as it expects to be able to rely on revenues generated from its operations. As of the date of this Annual Report, the Company is profitable, and believes it has the ability to preserve liquidity as needed. The Company believes that its current cash reserves would allow the company to continue its operations for twelve months without any outside financing or proceeds from the Regulation A Offering, even if the Company’s revenues were to be materially impacted by an unforeseen event.

8

Going Concern

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment relating to recoverability and classification of recorded amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company.

Bank Loan

In April 2020, Oliveda Deutschland GmbH signed an agreement with KfW, a German bank, for a coronavirus aid loan in the amount of $560,250 (500,000 Euros). The total amount was funded during June 2020. The loan is for a term of ten years and accrues interest at the rate of 3% per annum. Payments are due on a quarterly basis. As of the date of this Annual Report, the outstanding balance of this loan is still $560,250, as the Company has only been making interest payments on the loan.

Trend Information

Trends in the Company’s sales and inventory, the state of the order book and costs and selling prices have remained stable and consistent since the end of 2020. Trends in the beauty industry continue to move in directions favorable to the Company and its sales, revenues, and profitability. Customers are gravitating away from large legacy brands and toward smaller, independent specialty brands that feature natural, organic products and a holistic approach to beauty and health. While economic cycles can impact consumer products, including beauty brands, many consumers cling fast to their preferred personal products even with smaller discretionary budgets. The Company’s strong online presence allows it to maintain and even grow online sales when brick-and-mortar locations are closed.

9

Item 3.	Directors and Officers

As of the date of this Annual Report, the Company’s executive officers and directors are as follows:

Name	Position	Age	Term of Office (Date of Appointment)	Approximate hours per week for part-time individuals
Executive Officers:
Thomas Lommel	Chief Executive Officer	58	May 2015	N/A
Claudia Schwahlen	Chief Financial Officer	54	April 2020	N/A
Dr. Setareh Maleknia	Secretary	36	April 2020	N/A

Directors:
Thomas Lommel	Director (Chairman)	58	May 2015
Claudia Schwahlen	Director	54	April 2020
Dr. Setareh Maleknia	Director	36	April 2020

Thomas Lommel, Founder, Chief Executive Officer, Director

Thomas Lommel is Olive Tree People Inc.’s Chairman and Chief Executive Officer. He founded the Company in May 2015 and has served as Chairman of the Board of Directors and CEO since that time. In these roles, he charted the Company’s future path, managed and oversaw all corporate actions and initiatives, and directed the Board and all employees and consultants in all of their tasks. By the age of 29, Thomas had built a real estate company from scratch to over 1,000 employees, but in 1997, after treating himself with the power of the olive tree, he began developing a holistic health and beauty brand, Oliveda, and its family of related companies. In May 2016, he founded Olive Tree People Inc.’s wholly owned subsidiary, Oliveda Deutschland GmbH. In February 2017, Thomas realized his goal of bringing Oliveda to the U.S. public markets when he was appointed Chairman/CEO of Olive Tree People’s parent company, Oliveda International, Inc., a public company traded on the over-the-counter market under the stock symbol “OLVI”. He continues to serve in as Chairman and CEO of OLVI to this day, overseeing all corporate activities and operations for the company including mergers and acquisitions and global expansion. Thomas was a Waldorf student and from 1982 to 1986, was an athlete in the Elite Sport Grant of the German army.

On January 16, 2018, the Federal Financial Supervisory Authority in Germany ("BaFin") issued cease and desist orders against Mr. Lommel and Olive Tree Farmers GmbH and Olive Tree Invest S.L., to wind up unlicensed businesses. Mr. Lommel was the Managing Director of Olive Tree Invest. The companies accepted funds for olive tree sale/leaseback transactions without the approval of BaFin. The parties were ordered to repay all sums to the sale/leaseback counterparties. No funds have been repaid as the companies and Mr. Lommel appeal the BaFin ruling. A hearing is expected sometime in 2021. On April 24, 2015, the Swiss Financial Market Supervisory Authority (“FINMA”) prohibited Mr. Lommel, who resided in Basel, Switzerland at the time, under any name, acting by himself or through a third party, to conduct bank or bank-like business within Switzerland or to advertise such activity for a period of 5 years. In 2013, Mr. Lommel, through a wholly-owned company Oliveda Switzerland AG, purchased mountain olive trees in Spain and sought to sell those trees in sale/leaseback transactions. Such activities may only be conducted by entities licensed as banks under Swiss banking laws. Mr. Lommel was also fined 51,000 Swiss Francs. The decision was effective on September 12, 2016.

10

Claudia Schwahlen, Chief Financial Officer, Director

Claudia Schwahlen currently serves as Director and Chief Financial Officer of the Company, positions she was appointed to in April 2020. As CFO, she is responsible for overseeing the Company’s financials and financial reporting, and as a Director, she works with the Board to direct and manage the Company’s activities. From September 2003 to October 2018, she was self-employed as an interior designer. In November 2018, Claudia joined Oliveda Deutschland GmbH as Executive Director, responsible for managing European staff, marketing efforts, and sales channels. She was appointed the company’s General Manager - Europe in May 2019 overseeing all of the brand’s European operations and shortly afterwards was elevated to Managing Director of Oliveda Deutschland GmbH directing all of the company’s activities and operations. In July 2019, she was appointed as CFO and to the Board of Directors of Olive Tree People parent company, Oliveda International Inc., positions she still holds. In those positions, she is responsible for overseeing the company’s financials, its financial reporting, and helping to manage the operations of the public company. In 1992, she earned her master’s degree in economics from Ruhr University Bochum.

Dr. Setareh Maleknia, Secretary, Director

Dr. Setareh Maleknia currently serves as a Director and Corporate Secretary for Olive Tree People Inc., positions she has held since April 2020. As Director, she works with the other Board members to plan and oversee the operations and overall direction of the Company, and as Corporate Secretary, she manages corporate compliance, regulatory filings, and corporate governance. Previous to joining Oliveda, she was Senior Researcher at Advance Research and Data Analysis Center, responsible for managing research projects, from December 2015 to June 2016. In July 2016, she was hired by Oliveda Deutschland GmbH to assist with the Oliveda brand’s expansion into the United States. In May 2018, she was appointed Corporate Secretary for Olive Tree People’s parent company Oliveda International, Inc., responsible for keeping all the books and records of the company and documenting corporate actions including Board resolutions, minutes of meetings, and equity transactions. She earned her master’s degree in chemistry from University of the Cologne in January 2011 and her PhD in physical chemistry from the University of Cologne in June 2014.

Compensation of Directors and Executive Officers

The Company does not compensate its executive officers or directors. The current officers and directors receive compensation as employees, executive officers and/or directors of Oliveda Deutschland GmbH.

For the fiscal year ended December 31, 2021, Oliveda Deutschland GmbH compensated our three highest-paid executive officers as follows:

Name and Position	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Thomas Lommel	Chief Executive Officer	–	–	–
Claudia Schwahlen	Chief Financial Officer	90,000	–	90,000
Dr. Setareh Maleknia	Secretary	51,000	–	51,000

For the fiscal year ended December 31, 2021, none of our 3 directors received any cash compensation for their services as directors.

Other than cash compensation, no other compensation was provided to the executive officers or directors of the Company for the fiscal year ended December 31, 2021.

The Company may choose to establish an equity compensation plan for its management and other employees in the future.

Other than set forth above, there are no current or future compensation plans or arrangements for officers and directors of the Company.

11

Item 4.	Security Ownership of Management and Certain Securityholders

The following table sets out, as of March 31, 2022 the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities. The table assumes that all options and warrants have vested. The Company’s voting securities include all shares of its limited liability company interests, designated as “Common Shares”.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (1)	Percent of class (2)
Thomas Lommel (1)	Common Stock	64,000,000	0	100%
2425 Olympic Blvd.
Suite 4000W

(1) Represents shares held by Oliveda International, Inc. Thomas Lommel is the majority stockholder of Oliveda International, Inc., owning 100,000,000 shares of its Common Stock (representing 83% of the issued and outstanding shares), 1,000,000 shares of its Series A Preferred Stock (representing 100% of the issued and outstanding shares of this class, which has the voting equivalent of 100,000 votes of Common Stock per share of Oliveda International), and 7,000 of its Series C Preferred Stock (representing 87.5% of the issued and outstanding shares). Mr. Lommel is also the Chairman of the Board, President, CEO and CFO of Oliveda International, Inc. As such, Mr. Lommel is deemed to have voting and dispositive control over the shares held by Oliveda International, Inc.

(2) Based on 64,000,000 shares of Common Stock issued and outstanding as of March 31, 2022.

Item 5.	Interest of Management and Others in Certain Transactions

The Company issued $63,000 in an advance to Oliveda International, Inc., which was used to purchase 63,000,000 shares of the Company’s Common Stock on June 30, 2021. This advance has no due date and is payable on demand.

Item 6.	Other Information

None.

12

Item 7.	Financial Statements

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

13

INDEPENDENT AUDITOR’S REPORT

April 15, 2022

To: Board of Directors, Olive Tree People, Inc.

Re: 2021-2020 Financial Statement Audit

We have audited the accompanying consolidated financial statements of Oliveda Group, Inc. and subsidiaries (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity/deficit, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations, shareholders’ equity/deficit and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

14

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

15

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

DECEMBER 31, 2021 AND 2020

CONSOLIDATED FINANCAL STATEMENTS

16

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.

CONSOLIDATED BALANCE SHEETS

See accompanying Independent Auditor’s report

AS OF DECEMBER 31, 2021 AND DECEMBER 31, 2020

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$160,776	$750,340
Accounts receivable, net	3,064,113	319,103
Inventory	426,506	232,070
Total Current Assets	3,651,395	1,301,513
Property and equipment, net	466,901	2,247,236
Due from related entity	63,000	–
Total Assets	$4,181,296	$3,548,749

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$4,056,223	$3,807,803
Accrued expenses	540,220	527,837
Total Current Liabilities	4,596,443	4,335,640
Total Liabilities	4,596,443	4,335,640

Stockholders' Deficit
Common Stock; $0.001 par value, 500,000,000 shares authorized; 64,000,000 and 1,000,000 shares outstanding as of December 31, 2021 and 2020, respectively	64,000	1,000
Additional Paid-in Capital	–	–
Retained Earnings	(482,504)	(787,891)
Accumulated Other Comprehensive Income	3,357	–
Total Stockholders' Deficit	(415,147)	(786,891)
Total Liabilities and Stockholders' Deficit	$4,181,296	$3,548,749

The accompanying notes are an integral part of these consolidated financial statements.

17

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

See accompanying Independent Auditor’s report

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	December 31, 2021	December 31, 2020
Revenue sales, net	$9,212,808	$7,150,708
Cost of goods sold	1,257,127	1,480,685
Write-downs	56,146	3,327
Gross profit	7,899,535	5,666,696

Operating expenses
Payroll expense	1,133,077	1,058,886
Professional fees	332,350	161,692
Advertising	1,369,432	387,315
Office expense	1,580,978	1,862,295
Rent and utilities	382,691	449,920
Depreciation	83,511	97,620
Auto expense	53,168	76,657
Travel	8,517	23,239
G&A	2,650,424	2,903,769
Total operating expenses	7,594,148	7,021,393

Net income from operations	305,387	(1,354,697)
Provision for income taxes	–	–
Net income	$305,387	$(1,354,697)

Earnings per share, basic and diluted	$0.01	$(1.35)

Weighted average number of shares outstanding	32,758,904	1,000,000

Net income	$305,387	$(1,354,697)
Other comprehensive income (loss)
Exchange differences arising on translating Foreign Operations	3,357	131,401
Total comprehensive income (loss)	$308,744	$(1,223,296)

The accompanying notes are an integral part of these consolidated financial statements.

18

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

See accompanying Independent Auditor’s report

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Total
	Shares	Amount	Capital	Earnings	Income	Equity
Balance on December 31, 2019	1,000,000	$1,000	$–	$2,082,642	$(101,253)	$1,982,389
Net income	–	–	–	(1,354,697)	–	(1,354,697)
Foreign currency translation	–	–	–	–	101,253	101,253
Balance on December 31, 2020	1,000,000	1,000	–	727,945	–	728,945
Issuance of Founder Shares	63,000,000	63,000	–	–	–	63,000
Net income	–	–	–	305,387	–	305,387
Foreign currency translation	–	–	–	–	3,357	3,357
Balance on June 30, 2021	64,000,000	$64,000	$–	$1,033,332	$3,357	$1,100,689

The accompanying notes are an integral part of these consolidated financial statements.

19

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

See accompanying Independent Auditor’s report

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	December 31, 2021	December 31, 2020
Cash flows from operating activities
Net income (loss)	$305,387	$(1,354,697)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	81,724	97,620
Changes in operating assets and liabilities:
Accounts receivable, net	(2,745,010)	1,023,314
Inventory	(194,436)	113,941
Sales tax receivable	12,384	803,393
Accounts payable	248,419	3,075,507
Net cash provided (used) by operating activities	(2,291,532)	3,759,078

Cash flows from investing activities
Proceeds from the disposal of fixed assets	1,698,611	(1,946,562)
Net cash used by investing activities	1,698,611	(1,946,562)

Cash flows from financing activities	–	–
Net cash used by financing activities	–	–

Effect of foreign currency translation	3,357	(1,194,778)
Net increase (decrease) in cash and cash equivalents	(589,564)	617,738

Cash and cash equivalents, beginning	750,340	132,602
Cash and cash equivalents, ending	$160,776	$750,340

Supplemental cash flow information:
Cash paid during the period for
Interest	$–	$–
Income taxes	$–	$–

The accompanying notes are an integral part of these consolidated financial statements.

20

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND GOING CONCERN

Organization and History

Oliveda Group, Inc. ("the Company" or "Group") was incorporated in the state of California on May 18, 2015. On March 31, 2017, the Company completed a merger with Oliveda International, Inc. After completion of the merger, the Company was 100% owned by Oliveda International, and in turn owned 100% of an operating subsidiary, Oliveda Deutschland GmbH. On May 27, 2021, the Company changed its name to Olive Tree People, Inc. The Company's acquisition of Oliveda Deutschland GmbH allowed it to develop a basis of business operations that focuses on manufacturing and distribution of cosmetic and holistic products built around the pure essence of the olive tree and its oils and any other related business activities as of the date of these financial statements.

With over 20 years’ experience manufacturing and distribution of cosmetic and holistic products built around the pure essence of the olive tree and its oils, Oliveda Deutschland GmbH operates in several European countries. Oliveda Deutschland GmbH has a complete line of products for the face, body, and hair as well as products for inside-the- body holistic benefits. The product lines are extensive: the face care line includes face washes, serums, eye care products, and face oils; the body line consists of body washes, body oils, hand and foot care, and other bathing products; the haircare line encompass shampoos, conditioners, and scalp treatments; and the holistic product line includes those based on the wholesome essence of extra virgin olive oil, with mouth curing oils, ORAC and Camu Camu Concentrate, Hydroxytyrosol Molecule, Tea Olivematcha, and other products that have been shown to help the body perform more efficiently.

The Company has successfully sold its products through various channels, including traditional retail and online distribution channels and through its own corporate-owned stores. The Company intends to open more corporate- owned stores, with a target of 60 stores worldwide in 5 years. With its current stronghold in Europe, the company intends to extend its reach into the United States and Asian markets.

The Company's fiscal year end is December 31st.

Going Concern

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment relating to recoverability and classification of recorded amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company.

21

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The accompanying consolidated financial statements represent the results of operations for the years ended December 31, 2021 and 2020. The Company has adopted the US dollar as the reporting currency for accounting and reporting purposes.

This summary of accounting policies for Oliveda Group, Inc., its wholly-owned subsidiary, is presented to assist in understanding the Company's financial statements. The accounting policies conform to U.S. GAAP and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company's significant estimates include income taxes provision and valuation allowance of deferred tax assets, the carrying value and recoverability of long-lived assets, and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value. Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of nine months or less at the time of issuance to be cash and cash equivalents. The Company maintains cash balances at major financial institutions in excess of the insured limits and management considers the risk of loss to be minimal due to the creditworthiness of the financial institutions in which the funds are held.

22

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable consists of amounts due from customers, which are typically collected within 30 days. Receivables are recorded at their net realizable value and do not bear interest. As of December 31, 2021 and 2020, management believes all amounts are collectible and no allowance for doubtful accounts was recorded.

Inventory

The Company’s inventory includes a variety of finished products including beauty products for face, body, hair and internal holistic benefits. The product lines are extensive with facial washes and oils, serums, mouth washes, eye care products, body washes and oils, foot care products, shampoo, conditioners, and other bathing products.

Property and Equipment

Property and equipment are stated at cost. Depreciation expense is calculated for plant and equipment on a straight- line basis over the estimated useful lives of the assets (generally 5 to 10 years).

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when it has satisfied the performance obligations under an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, the fee is fixed or determinable, and collection of any related receivable is probable.

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

23

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

1) identify the contract with a customer;

2) identify the performance obligations in the contract;

3) determine the transaction price;

4) allocate the transaction price to performance obligations in the contract; and

5) recognize revenue as the performance obligation is satisfied.

Revenue is recognized when the product is shipped, and the Company completed its obligation. The amounts received prior to recognition are recorded as a deferred revenue. No amounts were recorded as deferred revenue during the years ending December 31, 2020 and 2019.

Income Taxes

Management accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statements and income tax basis of assets and liabilities. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and credit carryovers. Deferred tax assets and liabilities are measured using the enacted tax rates applied to taxable income. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date. A valuation allowance is provided against the deferred tax assets when it is more likely than not that the asset will be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that are more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company has no uncertain tax positions that would, if recognized, affect the effective tax rate.

24

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

The Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of its long- lived assets by comparing the projected unaccounted net cash flows associated with the related long-lived asset or group of assets over the remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the assets expected future accounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review; (i) significant under-performance or losses of assets relative to expected historical or projected future operating results;(ii) significant changes in the manner or use of assets or in the Company's overall strategy with respect to the industry or economic trends; (iv) increased competitive pressers; (v) a significant decline in the Company's stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Advertising and Marketing Costs

Costs associated with advertising and marketing promotions are expensed as incurred. Advertising and marketing expense was $1,369,432 and $387,315 for the years ended December 31, 2021 and 2020, respectively.

Foreign Currency Translation Gain (Loss)

The Company's principal operations are located in Germany and the primary currency used is the Euro. Accordingly, the consolidated financial statements are first prepared in using Euros and then converted to US Dollars for reporting purposes, with the average conversion rate between January and December being used for income statement purposes and the closing exchange rate as of December 31 applied to the balance sheet. Differences resulting from the fluctuations in the exchange rates are recorded as a gain or loss on foreign currency translation as part of Other Comprehensive Income (Loss) and the cumulative effect of such fluctuations are included in the equity section of the balance sheet. The Company recorded a foreign currency translation gain or (loss) of $3,357 and $131,401 for the years ended December 31, 2021 and 2020, respectively.

25

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) Per Common Share

The Company adopted FASB ASC Topic 260, Earnings Per Share. Basic earnings per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding. For all periods diluted earnings per share is not presented, as potentially issuable securities are anti-dilutive.

Recent Accounting Pronouncements

Management has evaluated accounting standards update issued but not yet effective as of December 31, 2021 and does not expect such pronouncements to have a material impact on the Company’s financial position, operations, or cash flows.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2021 and 2020 consists of the following:

	December 31, 2021	December 31, 20201
Furniture	$798,373	$2,496,259
Computer and equipment	169,013	169,737
	967,386	2,665,996
Less: accumulated depreciation	(500,485)	(418,760)
Property and equipment, net	$466,901	$2,247,236

NOTE 4 – ADVANCE TO RELATED PARTY

The Company issued $63,000 in an advance to a related party. This advance has no due date and is payable on demand.

26

OLIVE TREE PEOPLE, INC.

(Formerly OLIVEDA GROUP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - COMMON STOCK

The total number of common shares authorized that may be issued by the Company is 500,000,000 shares with a par value of $0.001 per share.

On June 30, 2021, the Company issued 63,000,000 shares of common stock at its par value of $0.001 for cash of

$63,000 to a related entity. The Company has not yet received the cash and treated this as an advance to the related party (see Note 4).

On July 27, 2021, the Company commenced an offering of up to $15,000,000 of its Common Stock pursuant to Regulation A under the Securities Act of 1933. The Company is offering up to 12,000,000 shares of Common Stock at a price of $1.25 per share. The Company incurred $135,500 in costs related to the offering through December 31, 2021, including legal fees, audit fees, broker fees, escrow fees, Blue Sky compliance, and marketing-related costs. The Company intends to utilize the net proceeds from the Regulation A Offering to execute on its business plans, although there can be no assurances to what extent the offering will be subscribed. As of December 31, 2021, the Company had issued no shares of Common Stock and secured no net proceeds through the Regulation A Offering. The Regulation A Offering will run for a period of 12 months from the Effective Date, July 27, 2021, and the Company continues to pursue raising funds through its marketing efforts.

NOTE 6 - SUBSEQUENT EVENTS

The Company reviewed material transactions through April 15, 2022, the date of the filing of these financial statements and noted no subsequent events.

27

Item 8.	Exhibits

2.1	Articles of Incorporation of Olive Tree People Inc. (1)
2.2	Bylaws of Olive Tree People Inc. (1)
2.3	Amendments to Articles of Incorporation (1)
4.1	Form of Subscription Agreement (1)
6.1	Oliveda Trademark License Agreement (1)
6.2	LA Dope Trademark License Agreement (1)
6.3	Engagement Agreement between the Company and OpenDeal Broker LLC dated November 24, 2021 (2)
8.1	Form of Escrow Agreement (1)

(1) Previously filed as an exhibit to the Company’s Regulation A Offering Statement on Form 1-A (Commission File No. 024-11524) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Current Report on Form 1-U filed by the Company on February 9, 2022, and incorporated herein by reference.

28

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OLIVE TREE PEOPLE INC.

By	/s/ Thomas Lommel
Thomas Lommel, Chief Executive Officer
Date:	April 28, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following per- sons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Thomas Lommel
Thomas Lommel, Chief Executive Officer, Director
Date: April 28, 2022

/s/ Claudia Schwalen
Claudia Schwahlen, Chief Financial Officer,
Principal Accounting Officer, Director
Date: April 28, 2022

/s/ Dr. Setareh Maleknia
Dr. Setareh Maleknia, Secretary, Director Date: April 28, 2022

29